Exhibit 99.1

American Medical Alert Corp. Announces Acquisition of Two Chicago, IL Telephony Based Communication Companies

Company consummates latest acquisitions continuing its successful strategy to expand TBCS division

OCEANSIDE, NY- December 26, 2006 -American Medical Alert Corp. (NASDAQ: AMAC), a provider of healthcare communication services and advanced home health monitoring technologies, announced today the acquisition of the operating assets of two Chicago based companies: American Mediconnect, Inc. (“American Mediconnect”) and Phone Screen, Inc (“Phone Screen”). Both entities are privately held under common ownership. American Mediconnect, is a telephone answering service (“TAS”) primarily focused in the provision of traditional answering services to hospitals, physicians, medical group practices and other healthcare providers. Phone Screen specializes in providing call center and compliance monitoring services to pharmaceutical companies and clinical resource organizations that run clinical trials. The Phone Screen business was founded over fifteen years ago and is a recognized provider of these specialty services. Phone Screen is expected to considerably expand its footprint in this niche market through AMAC’s operating infrastructure and marketing capability.

Howard M. Siegel, Chief Executive Officer speaking on behalf of AMAC, commented,  “American Mediconnect, Inc. marks our ninth TAS acquisition, and exemplifies the Company’s successful expansion of the TBCS division to the Midwest. Chicago is a great city and a logical next step for our call center geographic expansion plan. We are equally excited about the opportunity created by the acquisition of Phone Screen. The provision of specialty call center services for the pharmaceutical industry is a natural extension of our current healthcare communication services offerings.

As we conclude our sixth year as a TBCS provider, AMAC has successfully cultivated a market leadership position in the call center industry. The TBCS segment now accounts for approximately 50% of the Company’s gross revenues and significantly contributes to the Company’s overall profitability. The Company believes this acquisition will continue to bolster its objective and be accretive in its first year of operation under the AMAC umbrella.”

Joe Sameh, speaking on behalf of, American Mediconnect and Phone Screen commented; “We are very happy to be joining the AMAC family. Our respective competencies in healthcare communications services are complementary to AMAC, providing new value to the core offering. Together we will be able to strengthen our ability to provide superior healthcare communications to doctors and hospitals, and significantly expand our call center and support services for the pharmaceutical industries. We look forward to our new relationship with excitement for the broad possibilities ahead.”

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates eight communication centers under local trade names: HLINK OnCall, Long Island City, NY, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD, American MediConnect and Phone Screen Chicago, IL to support the delivery of high quality, healthcare communications.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, our contract with the City of New York and product liability risks.

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